Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements on Forms S-1 of OICco Acquisition I, Inc. of our report dated March 11, 2011, with respect to balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from inception on July 24, 2009 through December 31, 2010 of OICco Acquisition I, Inc. included in this Report on Form S-1 for the period from the date of inception on July 24, 2009 to December 31, 2010.

/s/ SAM KAN & COMPANY
Firm’s Manual Signature
Alameda, CA
City, State
March 15, 2011
Date